Exhibit 10.36

Advanced Communications Technologies, Inc.
420 Lexington Avenue, Suite 2739
New York, New York 10170

August 17, 2007

Danson Partners, LLC
420 Lexington Avenue, Suite 2738
New York, NY 10170

Dear Mr. Danson:

Reference is made to that certain Services Agreement (the “Agreement”), dated as of January 1, 2005 between you, Advanced Communications Technologies, Inc. (the “Company”) and Danson Partners, LLC, a (“DP”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

The Company, DP and you hereby acknowledge that as of the date hereof the Company owes DP an aggregate amount equal to $310,000 for DP’s services rendered under the Agreement to the Company through the date hereof (the “Outstanding Amount”). The parties hereto further acknowledge that the Outstanding Amount has not been paid by the Company to DP because of the significant financial hardship the Company would incur if such Outstanding Amount was paid to DP.

The parties hereto agree that:

1.
From and after the date hereof, the Outstanding Amount shall bear interest (computed on the basis of the actual number of days elapsed and a 360-day year of twelve 30-day months) at a rate per annum equal to seven percent (7%), compounded annually. The Company will pay to DP the Outstanding Amount together with all accrued interest thereon, upon the earlier of a Disposition Event (as such term is defined in the Employment Agreement, dated as of the date hereof, between you and the Company) which constitutes a change of control for purposes of Section 409A of the Internal Revenue Code of 1986, as amended or the six (6) year anniversary of the date hereof.

2.
The Company has no further obligation or liability with respect to the Agreement which is hereby terminated in its entirety, such termination to be effective upon the date hereof. The undersigned further agree and acknowledge that you shall enter into a new Employment Agreement with the Company, such agreement to be effective upon the date hereof, and that the termination of the Agreement hereby does not, and will not, result in a termination of employment under such Employment Agreement.

3.
You and DP hereby forever release and discharge the Company and its affiliates from all of the causes of action, suits, debts claims and demands whatsoever, at law, in equity or otherwise, arising from or relating to the Agreement.

This letter shall be governed by and construed in accordance with the laws of the State of New York.

ADVANCED COMMUNICATIONS
TECHNOLOGIES, INC.

By:	/s/ John E. Donahue
Name: John E. Donahue
Title: Vice President and Chief Executive Officer

Agreed and Acknowledged:

/s/ Wayne I. Danson
Wayne Danson

DANSON PARTNERS, LLC

/s/ Wayne I. Danson
Name: Wayne I. Danson
Title: Managing Member